Exhibit 99.1

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com

DEERE TO CLOSE CANADIAN FACILITY AS IT CONSOLIDATES FORESTRY EQUIPMENT PRODUCTION

MOLINE, IL (January 26, 2006) — Deere & Company said today that its manufacturing facility in Woodstock, Ontario, Canada, will close later this year with production from the factory moving to existing Deere operations in Davenport and Dubuque, Iowa. The Woodstock facility manufactures full-tree forestry products for Deere’s Worldwide Construction & Forestry Division.

The move supports Deere’s ongoing, company-wide effort to create more efficiency in its business operations. Deere said it decided to consolidate this portion of its full-tree forestry equipment production into the existing facilities in Iowa after an internal study was completed that assessed the potential competitiveness of the current situation. This action will reduce cost and further improve product delivery times, as well as enable plans to expand Deere’s line-up of full-tree forestry products.

In Woodstock, employees were told of the plan in meetings today although it is anticipated no one will leave the workforce prior to April 30. Deere said 325 employees work at the plant and some would be expected to work until the plant closes in September.

Today’s action by Deere is expected to result in pretax charges of about $60 million over the next 12- to 18-month period, the company said.

John Deere (Deere & Company — NYSE:DE) is the world’s leading manufacturer of agricultural and forestry equipment; a leading supplier of equipment used in lawn, grounds and turf care; and a major manufacturer of construction equipment. Additionally, John Deere manufactures engines used in heavy equipment and provides financial services and other related activities that support the core businesses.

Safe Harbor Statement

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, projections regarding the reduction in cost, the improvement in product delivery times and expected charges to be incurred, are based on current expectations and are subject to uncertainty and changes in circumstances. More detailed information about risks and uncertainties is contained in Deere & Company filings with the Securities and Exchange Commission.

For further information, the news media should call:
Ken Golden
Director, News and Information
Deere & Company
309-765-5678